, 2019
Exhibit 99.1
CABLE & WIRELESS PANAMÁ COMPLETES THE ACQUISITION OF AMÉRICA MÓVIL’S PANAMA OPERATIONS

Denver, Colorado – July 1, 2022: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced that its 49%-owned subsidiary Cable & Wireless Panamá S.A. (“Cable & Wireless Panamá” or “Más Móvil”), has completed its acquisition of América Móvil S.A.B. de C.V.’s (“AMX”) operations in Panama (“Claro Panamá”).

Balan Nair, President and CEO of Liberty Latin America, commented, “We welcome the positive conclusion of the regulatory review for our transaction in Panama. The combination of Cable & Wireless Panamá with Claro Panamá will bring significant benefits to our customers who will enjoy an enhanced network experience with greater coverage and speeds nationwide. It will also create more room for investments that will drive technological innovation to meet the growing needs for connectivity, capacity, speed, and new products and solutions. This transaction showcases Liberty Latin America’s commitment to the Panamanian market and our focus on delivering value for our customers, employees, and shareholders.”

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Media Relations:
Kunal Patel ir@lla.com Claudia Restrepo llacommunications@lla.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the timing and benefits of the transaction, including the benefits of the transaction and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, but are not limited to, events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, continued use by subscribers of our and Claro Panamá’s services, our ability to achieve expected operational efficiencies, synergies and economies of scale, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.